Exhibit 10.71
[EMPL_NAME]
Employee ID: [EMPLID]
Grant Number: [GRANT_ID]
APPLIED MATERIALS, INC.
PERFORMANCE SHARES AGREEMENT
NOTICE OF GRANT
     Applied Materials, Inc. (the “Company”) hereby grants you, [EMPL_NAME] (the “Employee”), an award of Performance Shares (also referred to as restricted stock units) under the Company’s Employee Stock Incentive Plan (the “Plan”). The date of this Performance Shares Agreement (the “Agreement”) is [GRANT_DT] (the “Grant Date”). Subject to the provisions of the Terms and Conditions of Performance Shares Agreement (the “Terms and Conditions”), which constitute part of this Agreement, and of the Plan, the principal features of this Award are as follows:

Number of Performance Shares:	[MAX_SHARES]
(also referred to as restricted stock units)

Vesting of Performance Shares:	Please refer to the UBS One Source website for the vesting schedule related to this grant of Performance Shares (click on the specific grant under the tab labeled “Grants/Awards/Units.”).*

*	Except as otherwise provided in the Terms and Conditions of this Agreement, Employee will not vest in the Performance Shares unless he or she is employed by the Company or one of its Affiliates through the applicable vesting date.
IMPORTANT:
     Your electronic or written signature below indicates your agreement and understanding that this grant is subject to all of the terms and conditions contained in the Terms and Conditions to this Agreement and the Plan. For example, important additional information on vesting and forfeiture of this grant is contained in paragraphs 3 through 5 and paragraph 7 of the Terms and Conditions. PLEASE BE SURE TO READ ALL OF THE TERMS AND CONDITIONS OF THIS GRANT. CLICK HERE TO READ THE TERMS AND CONDITIONS.
     By clicking the “ACCEPT” button below, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.”

     Please be sure to retain a copy of your returned electronically signed Agreement; you may obtain a paper copy at any time and at the Company’s expense by requesting one from Stock Programs (see paragraph 12 of the Terms and Conditions). If you prefer not to electronically sign this Agreement, you may accept this Agreement by signing a paper copy of the Agreement and delivering it to Stock Programs.
     For Employees employed in China on the Grant Date: Under the State Administration of Foreign Exchange (“SAFE”) regulations, the receipt of funds by you from the sale of Performance Shares must be approved by SAFE. In order to comply with the SAFE regulations, the proceeds from the sale of Performance Shares must be repatriated into China through an approved bank account set up and monitored by the Company.
     For Employees employed in the United Kingdom (U.K.) on the Grant Date: National Insurance Contribution (“NIC”) The grant of your Performance Shares is subject to the execution of a joint election between the Company and you (the “Election”), being formally approved by the H.M. Revenue & Customs (the “HMR&C”) and remaining in force thereafter under which you agree to pay all NICs that may become due in connection with the grant or vesting of Performance Shares. The NICs include the “primary” NIC payable by an employee as well as the “secondary” NIC payable by the employer in the absence of any election (referred to as the Secondary Class 1 NIC). By accepting the Performance Shares, to the extent allowable by applicable law, you hereby consent and agree to satisfy any liability the Company and/or your employer realizes with respect to Secondary Class 1 NIC payments required to be paid by the Company and/or your employer in connection with the grant or vesting of the Performance Shares.
     In addition, by accepting the Performance Shares, you hereby authorize the Company or your employer to withhold any such Secondary Class 1 NICs from the sale of a sufficient number of Shares upon vesting of the Performance Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to you to satisfy such Secondary Class 1 NICs. The Company, in its discretion, may require you, and you hereby agree, to make payment on demand for such contributions by cash or check to UBS Financial Services, Inc., the Company or your employer, and such contributions will be remitted to the HMR&C. If additional consents and/or elections are required to accomplish the foregoing, you agree to provide them promptly upon request. If the foregoing is not allowed under applicable law, the Company may rescind your Performance Shares. If you do not enter an Election prior to the first vesting date or if the Election is revoked at any time by the HMR&C, the Performance Shares shall become null and void without any liability to the Company and/or your employer and shall lapse with immediate effect.

TERMS AND CONDITIONS OF
PERFORMANCE SHARES AGREEMENT
     1. Grant. Applied Materials, Inc. (the “Company”) hereby grants to the Employee under the Company’s Employee Stock Incentive Plan (the “Plan”) the number of Performance Shares (also referred to as restricted stock units) set forth on the first page of the Notice of Grant of this Agreement, subject to all of the terms and conditions in this Agreement and the Plan. When Shares are paid to the Employee in payment for the Performance Shares, par value will be deemed paid by the Employee for each Performance Share by past services rendered by the Employee, and will be subject to the appropriate tax withholdings. Unless otherwise defined herein, capitalized terms used herein will have the meanings ascribed to them in the Plan.
     2. Company’s Obligation to Pay. Each Performance Share has a value equal to the Fair Market Value of a Share on the date of grant. Unless and until the Performance Shares have vested in the manner set forth in paragraphs 3 through 5, or paragraph 11, the Employee will have no right to payment of such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation. Payment of any vested Performance Shares will be made in whole Shares only, provided, however, that if the Company determines that it is necessary or advisable, the Shares subject to this Performance Share award shall be sold immediately upon settlement of the Performance Shares award, and the Employee shall receive the proceeds from the sale, less any applicable fees and taxes or other required withholding.
     3. Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4, 5 and 11, and subject to paragraph 7, the Performance Shares awarded by this Agreement will vest in accordance with the vesting provisions set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”). Performance Shares will not vest in the Employee in accordance with any of the provisions of this Agreement unless the Employee will have been continuously employed by the Company or by one of its Affiliates from the Grant Date until the date the Performance Shares are otherwise scheduled to vest occurs.
     4. Modifications to Vesting Schedule.
     (a) Vesting upon Personal Leave of Absence. In the event that the Employee takes a personal leave of absence (“PLOA”), the Performance Shares awarded by this Agreement that are scheduled to vest will be modified as follows:
          (i) if the duration of the Employee’s PLOA is six (6) months or less, the vesting schedule set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”) will not be affected by the Employee’s PLOA.
          (ii) if the duration of the Employee’s PLOA is greater than six (6) months but not more than twelve (12) months, the scheduled vesting of any Performance Shares awarded by this Agreement that are not then vested will be deferred for a period of time equal to the duration of the Employee’s PLOA less six (6) months.

          (iii) if the duration of the Employee’s PLOA is greater than twelve (12) months, any Performance Shares awarded by this Agreement that are not then vested will immediately terminate.
          (iv) Example 1. Employee is scheduled to vest in Performance Shares on January 1, 2007. On May 1, 2006, Employee begins a six-month PLOA. Employee’s Performance Shares will still be scheduled to vest on January 1, 2007.
          (v) Example 2. Employee is scheduled to vest in Performance Shares on January 1, 2007. On May 1, 2006, Employee begins a nine-month PLOA. Employee’s Performance Shares awarded by this Agreement that are scheduled to vest after November 2, 2006 will be modified (this is the date on which the Employee’s PLOA exceeds six (6) months). Employee’s Performance Shares now will be scheduled to vest on April 1, 2007 (three (3) months after the originally scheduled date).
          (vi) Example 3. Employee is scheduled to vest in Performance Shares on January 1, 2007. On May 1, 2006, Employee begins a 13-month PLOA. Employee’s Performance Shares will terminate on May 2, 2007.
     In general, a “personal leave of absence” does not include any legally required leave of absence. The duration of the Employee’s PLOA will be determined over a rolling twelve (12) month measurement period. Performance Shares awarded by this Agreement that are scheduled to vest during the first six (6) months of the Employee’s PLOA will continue to vest as scheduled. However, Performance Shares awarded by this Agreement that are scheduled to vest after the first six (6) months of the Employee’s PLOA will be deferred or terminated depending on the length of the Employee’s PLOA. The Employee’s right to vest in Performance Shares awarded by this Agreement will be modified as soon as the duration of the Employee’s PLOA exceeds six (6) months.
     (b) Death of Employee. In the event that the Employee incurs a Termination of Service due to his or her death, one hundred percent (100%) of the Performance Shares subject to this Performance Shares award will vest on the date of the Employee’s death. In the event that any applicable law limits the Company’s ability to accelerate the vesting of this award of Performance Shares, this paragraph 4(b) will be limited to the extent required to comply with applicable law. If the Employee is subject to Hong Kong’s ORSO provisions, this paragraph 4(b) will not apply to this award of Performance Shares.
     5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Committee. Subject to the provisions of this paragraph 5, if the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Performance Shares, the payment of such accelerated Performance Shares shall be made as soon as practicable upon or following the accelerated vesting date, but in no event later than 60 days following the date such accelerated Performance Shares vest.

     Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Shares is accelerated in connection with Employee’s Termination of Service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (a) the Employee is a “specified employee” within the meaning of Section 409A at the time of such Termination of Service and (b) the payment of such accelerated Performance Shares will result in the imposition of additional tax under Section 409A if paid to the Employee on or within the six (6) month period following Employee’s Termination of Service, then the payment of such accelerated Performance Shares will not be made until the date six (6) months and one (1) day following the date of Employee’s Termination of Service, unless the Employee dies following his or her Termination of Service, in which case, the Performance Shares will be paid in Shares to the Employee’s estate as soon as practicable following his or her death. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the Performance Shares provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
     6. Payment after Vesting. Any Performance Shares that vest in accordance with paragraphs 3 or 4 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) as soon as practicable following the date of vesting, but in all cases within 60 days following the date such Performance Shares vest, subject to paragraph 8. Any Performance Shares that vest in accordance with paragraphs 5 or 11 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in accordance with the provisions of such paragraphs, subject to paragraph 8. For each Performance Share that vests, the Employee will receive one Share, subject to paragraph 8.
     7. Forfeiture. Notwithstanding any contrary provision of this Agreement and except in the event of Employee’s death (see Paragraph 4(b)), the balance of the Performance Shares that have not vested pursuant to paragraphs 3 through 5 or paragraph 11 at the time of the Employee’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. [To be included for Awards subject to performance-based vesting: Notwithstanding anything to the contrary in the Plan or this Agreement, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of the Performance Shares subject to this Award in accordance with paragraph 16 of the Agreement.]
     8. Withholding of Taxes. When Shares are issued as payment for vested Performance Shares or, in the discretion of the Company, such earlier time as the Tax Obligations (defined below) are due, the Company (or the employing Affiliate) will withhold a portion of the Shares that have an aggregate market value sufficient to pay all taxes and social insurance liability and other requirements in connection with the Shares, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company or the employing Affiliate, (b) the Employee’s and, to the extent required by the Company (or the employing Affiliate), the Company’s (or the employing Affiliate’s) fringe benefit tax liability, if any, associated with the grant, vesting, or sale of the Performance Shares awarded and the Shares issued thereunder, and (c) all other taxes or social insurance liabilities with respect to which the Employee has agreed to bear responsibility (collectively, the “Tax Obligations”). The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund provided in the U. S. for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding the foregoing, the Company, in its sole discretion, may require the Employee to make alternate arrangements satisfactory to the Company for such withholdings or remittances in advance of the arising of any remittance obligations to which the Employee has agreed or any withholding obligations.
     Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Affiliate) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any Tax Obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares or that are due prior to the issuance of Shares under the Performance Shares award. All Tax Obligations related to the Performance Shares award and any Shares delivered in payment thereof are the sole responsibility of the Employee. Further, Employee shall be bound by any additional withholding requirements included in the Notice of Grant of this Agreement.
     9. Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). Notwithstanding any contrary provisions in this Agreement, any quarterly or other regular, periodic dividends or distributions (as determined by the Company) paid on Shares will affect neither unvested Performance Shares nor Performance Shares that are vested but unpaid, and no such dividends or other distributions will be paid on unvested Performance Shares or Performance Shares that are vested but unpaid. After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
     10. No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the UBS One Source website (click on the specific grant under the tab labeled “Grants/Awards/Units”) do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Affiliate employing the

Employee, as the case may be, will not be deemed a Termination of Service for the purposes of this Agreement.
     11. Changes in Performance Shares. In the event that as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Performance Shares will be increased, reduced or otherwise affected, and by virtue of any such event the Employee will in his or her capacity as owner of unvested Performance Shares which have been awarded to him or her (the “Prior Performance Shares”) be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions that were applicable to the Prior Performance Shares pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Performance Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise, any such rights or warrants, and after such exercise, any shares or other securities acquired by the exercise of such rights or warrants, will be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions which were applicable to the Prior Performance Shares pursuant to the Plan and this Agreement. The Committee in its sole discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants; provided, however, that the payment of such accelerated new or additional awards will be made in accordance with the provisions of paragraph 5.
     12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Programs, at Applied Materials, Inc., 2881 Scott Boulevard, M/S 2023, P. O. Box 58039, Santa Clara, CA 95050, U.S.A., or at such other address as the Company may hereafter designate in writing.
     13. Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Performance Shares and the rights and privileges conferred hereby shall not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Performance Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
     14. Restrictions on Sale of Securities. The Shares issued as payment for vested Performance Shares under this Agreement will be registered under U. S. federal securities laws and will be freely tradable upon receipt. However, Employee’s sale of the Shares may be subject to any market blackout period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

     15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     16. [To be included for Awards subject to performance-based vesting: Clawback in Connection with a Material Negative Financial Restatement. Pursuant to the Company’s clawback policy, the Board, in its sole discretion, may require the Employee to forfeit, return or reimburse the Company all or a portion of his or her Performance Shares subject to this Award if (i) the Employee is or was a Section 16 Person during the performance period applicable to the performance-based vesting of the Performance Shares, and (ii) the Employee deliberately engaged in “Intentional Misconduct” (as defined below) that was determined by the Board, in its sole discretion, to be the primary cause of a material negative restatement of a Company financial statement that was filed with the U.S. Securities and Exchange Commission and such financial statement, as originally filed, is one of the Company’s three (3) most recently filed annual financial statements. The portion of this Award, if any, that the Employee may be required to forfeit, return or reimburse will be determined by the Board, in its sole discretion, but will be no more than the “Clawback Maximum” (as defined below).
     (a) For purposes of this Agreement, “Clawback Maximum” means the portion of the Award that was in excess of the Shares that the Employee would have received under this Award had the Company’s financial results been calculated under the restated financial statements .
     (b) To the extent Tax Obligations on such Performance Shares were paid or due, such forfeiture, return or reimbursement shall be limited to the after-tax portion of the Clawback Maximum.
     For purposes of this Agreement, “Intentional Misconduct” means the Employee’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Employee at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Employee’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results; provided, however, that the Employee’s exercise of judgment or actions (or abstention from action), and/or decision-making will not constitute Intentional Misconduct if such judgment, action (or abstention from action) and/or decision is, in the good faith determination of the Board, reasonable based on the facts and circumstances known to the Employee at the time of such judgment, action (or abstention from action) and/or decision; and such judgment, action (or abstention from action) and/or decision is in an area or situation in which (i) discretion must be exercised by the Employee or (ii) differing views or opinions may apply.]
     17. Additional Conditions to Issuance of Certificates for Shares. The Company will not be required to issue any certificate or certificates (which may be in book entry form) for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U. S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee will, in its sole discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U. S. state or federal governmental agency, which the Committee will, in its sole discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Performance Shares as the Committee may establish from time to time for reasons of administrative convenience.
     18. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
     19. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     22. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Performance Shares.
     23. Amendment, Suspension or Termination of the Plan. By accepting this Performance Shares award, the Employee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
     24. Labor Law. By accepting this Performance Shares award, the Employee acknowledges that: (a) the grant of these Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any future grants, including, but not limited to, the times when the Performance Shares will be granted, the number of Performance Shares subject to each Performance Share award and the time or times when the Performance Shares will vest, shall be at the sole discretion of the Company; (c) the Employee’s participation in the Plan is voluntary; (d) the value of these Performance Shares is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) these Performance Shares are not part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the vesting of these Performance Shares shall cease upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (h) these Performance Shares have been granted to the Employee in the Employee’s status as an employee of the Company or its Affiliates; (i) any claims resulting from these Performance Shares will be enforceable, if at all, against the Company; and (j) there shall be no additional obligations for any Affiliate employing the Employee as a result of these Performance Shares.
     25. Disclosure of Employee Information. By accepting this Performance Shares award, the Employee consents to the collection, use and transfer of personal data as described in this paragraph. The Employee understands that the Company and its Affiliates hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Performance Shares or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”).
     The Employee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Employee understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. or Asia.
     The Employee authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Performance Shares of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Employee understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Human Resources department and/or the Stock Programs Administrator for the Company and/or its applicable Affiliates. The Employee understands, however, that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact the Employee’s local Human Resources representative.

     26. Notice of Governing Law. This award of Performance Shares will be governed by, and construed in accordance with, the laws of the State of California, in the U.S.A., without regard to principles of conflict of laws.
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